EXHIBIT 21.1

SUBSIDIARIES OF THE COMPANY

Name of Subsidiary	State of Organization	Names Used to Transact Business
Cardinal Machinery, Inc.	Tennessee	Industrial Distribution Group, Inc.
IDG USA, LLC	Georgia	Boring-Smith Industrial Distribution Group, Inc.
IDG-Mexico, Inc.	Georgia	None